Exhibit 99.2

Contacts:               Media – Jerry Ostergaard, Director of Public Relations, 630/522-5261

Investors – Andrew Albrecht, Vice President of Investor Relations, 404/475-4102

Company Contact  – Thomas Lord, EVP of Corp. Develop. and CFO, 404/475-4100

ALLEGIANCE TELECOM CONTINUES DISCUSSIONS

WITH LENDERS ON RECAPITALIZING BALANCE SHEET

DALLAS, April 30, 2003 — Allegiance Telecom, Inc. (Nasdaq:ALGX), a leading national local exchange carrier (NLEC), today announced that the Company and its lenders are continuing their negotiations on recapitalizing Allegiance’s balance sheet, and that such lenders have agreed to forbear from accelerating their loans or exercising their remedies until May 15, 2003.  As part of the forbearance agreement, Allegiance will make a principal payment of $5 million to the consortium of banks that have loaned the Company approximately $471 million of senior secured credit facilities.  Allegiance will continue business as usual, providing quality telecommunications services in its 36 markets across the United States.

On November 27, 2002, in recognition of the downward change in the economic environment and the need for the Company’s business to focus on profitability instead of high revenue growth, Allegiance and its senior lenders amended the Company’s senior credit agreement.  Under this interim amendment, among other things Allegiance agreed to reduce its total indebtedness, which under the terms of the amendment was to be reduced from the current $1.2 billion level to $645 million by April 30, 2003.

Although Allegiance continues negotiating with its lenders to reduce its debt, the Company has not reduced its debt to the $645 million level by April 30, 2003, and as a result of this and other events, there is an event of default under the Company’s senior credit agreement.

Allegiance also announced that it expects to report its financial results for the quarter ending March 31, 2003, on or before May 15, 2003.

Corporate Background

Allegiance Telecom (www.algx.com) is a facilities-based national local exchange carrier headquartered in Dallas, Texas. As a leader in competitive local service for medium and small businesses, Allegiance offers “One source for business telecom™”- a complete telecommunications  package, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings. Allegiance serves 36 major metropolitan areas in the U.S. with its single source approach. Allegiance’s common stock is traded on the Nasdaq National Market under the symbol ALGX.

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Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words “believes,” “expects,” “estimates,” “anticipates,” “plans,” “will be”, “should” and “forecasts” and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the Company’s ability to timely and effectively provision new customers; the Company’s ability to retain existing customers; the Company’s ability to obtain additional financing should it be necessary to do so; the Company’s ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company.  Additional factors are set forth in the Company’s SEC reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2002.  The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.